Exhibit 99.1

CONTACT:

Whirlpool Corporation

Media: Whirlpool Corporation Press Office, 269/923-7405

Media@Whirlpool.com

Financial: Angela Hersil, 269/923-2641

Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION APPOINTS HARISH MANWANI TO BOARD OF DIRECTORS

BENTON HARBOR, Mich. – August 15, 2011 – Whirlpool Corporation (NYSE: WHR) announced today the appointment of Harish Manwani, president of Asia, Africa, Central & Eastern Europe at Unilever, to its board of directors, effective immediately.

“His proven business leadership makes Harish Manwani an outstanding addition to our board,” said Jeff M. Fettig, Whirlpool Corporation’s chairman and chief executive officer. “We expect his breadth of experience and guidance on business issues will be invaluable to our board of directors and Whirlpool Corporation.”

Manwani, 58, has served as president on the Unilever Executive Board since 2005, and has recently been appointed chief operating officer for Unilever effective September 2011. He joined Hindustan Unilever Limited in 1976 and has held positions of increasing responsibility, including overseeing Unilever’s consumer goods businesses in Latin America, North America and Asia. He is also non-executive chairman of Hindustan Unilever Ltd.

Manwani is an honors graduate of Mumbai University and holds a master’s degree in management studies. He also attended the Advanced Management Program at the Harvard Business School.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of more than $18 billion in 2010, 71,000 employees, and 66 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at www.whirlpoolcorp.com.

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